Sector Communications, Inc.


















                                 Notice of 1997
                         Annual Meeting of Stockholders
                                       and
                                 Proxy Statement



                             YOUR VOTE IS IMPORTANT!

                  Please mark, date, sign and return your proxy
                         form in the enclosed envelope.

                                       Sector Communications, Inc.



                                                                 August XX, 1997



Dear Shareholder:

     On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Stockholders of Sector Communications, Inc. on September 25, 1997, in McLean, Virginia. Information about the meeting is presented in the following pages.

     In addition to the formal items of business to be brought before the meeting, members of management will report on the Company's operations and answer stockholder questions.

     Your vote is very important. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided. Please return the proxy card even if you plan to attend the meeting. Sending us your proxy will not prevent you from voting in person at the meeting, should you wish to do so.




                                        Sincerely,


                                        Theodore J. Georgelas
                                        President and Chief Executive Officer

                                       Sector Communications, Inc.



                                                                 August XX, 1997


TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Sector Communications, Inc. (the "Company") will be held at the Company's offices located at 7601 Lewinsville Road, Suite 250, McLean, Virginia 22102, on September 25, 1997 at 10:00 a.m. local time, for the following purposes:

     1.  To elect the Directors of the Company to serve for the ensuing year;

     2. To approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares;

     3. To approve Merdinger, Fruchter, Rosen & Corso, P.C. as independent auditors;

     4. To transact such other and further business as may properly come before the meeting.

     The accompanying Proxy Statement contains further information with respect to these matters.

     The Board of Directors has fixed the close of business on August 1, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of such stockholders showing the address and number of shares registered in the name of each Stockholder will be available during regular business hours at the Company's office located at 7601 Lewinsville Road, Suite 250, McLean, Virginia 22102, on or after August 2, 1997, for inspection by any stockholder for any purpose germane to the meeting. The list will also be available at the meeting.

                                           By Order of the Board of Directors,



                                           Jeff Shear
                                           Secretary

                           Sector Communications, Inc.



                                 PROXY STATEMENT
                               GENERAL INFORMATION

Proxy Solicitation

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sector Communications, Inc. (the "Company") for use at the annual meeting of stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The address of the Company's principal executive office is 7601 Lewinsville Road, Suite 250, McLean, Virginia 22102. This Proxy Statement and the form of proxy are being mailed to stockholders on or about August 19, 1997.

     A copy of the Company's Annual Report, including financial statements for the fiscal year ended February 28, 1997 is being mailed with this Proxy Statement.

Revocability and Voting of Proxy

     A proxy given by a stockholder may be revoked at any time before it is exercised by giving another proxy bearing a later date, by notifying the Secretary of the Company in writing of such revocation at any time before the proxy is exercised, or by attending the meeting in person and casting a ballot. Any proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy, the proxy will be voted FOR the election of the nominees for Directors named herein and in favor of Items 2 and 3 in the Notice of Annual Meeting. The Company knows of no reason why any of the nominees named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a Director, the proxy will be voted in accordance with the best judgment of the Proxy Committee named therein. The Board of Directors knows of no matters, other than as described herein, that are to be presented at the meeting, but if matters other than those herein mentioned properly come before the meeting, the proxy will be voted by that Committee in a manner that the members of the Committee (in their judgment) consider to be in the best interests of the Company.

Record Date and Voting Rights

     Only stockholders of record at the close of business on August 1, 1997, are entitled to vote at the meeting. On such record date the Company had outstanding and entitled to vote 45,998,066 shares of Common Stock. Each stockholder entitled to vote shall have one vote for each share of Common Stock registered in such stockholder's name on the books of the Company as of the record date.



                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth the Common Stock ownership information as of February 28, 1997, and is adjusted for the reverse stock split and stock dividend described in the Annual Report, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's
Common Stock; (ii) each director of the Company; and (iii) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, each has sole voting and investment power with respect to the shares beneficially owned.

                Shares of Company Common Stock Beneficially Owned

                                              Number of         Percentage
  Beneficial Owner                             Shares             of Total
  ----------------                             ------             --------
Telecom Partners Ltd.                      16,000,000 (1)             *
1350 Beverly Road, #115-339
McLean, VA 22102
S. Allan Kline                             3,223,391 (2)            7.16%
1415 Bay Laurel Drive
Menlo Park, CA
Biomyne North Company                      3,049,681 (3)            6.78%
c/o S. Allan Kline
1415 Bay Laurel Drive
Menlo Park, CA
Theodore Georgelas                          851,000 (4)             1.89%
7601 Lewinsville Road
Suite 250
McLean, VA 22102
Jeff Shear                                  172,377 (5)               *
1421 Wildhorse Parkway
Chesterfield, MO 63005
Geoff Button                                655,000 (6)             1.46%
The Millhouse
Chicksgrove
Salisbury, Wilts SP3 6LY, UK
Joan Brown                                   5,384,800              11.97%
Isle of Man, UK
All Officers and Directors                   1,678,377              3.74%
as a group (6 persons) (4,5,6)

----------------

*   - represents less than 1%.

(1) Shares received effective June 18, 1996, in exchange for 100% of the capital stock interest in Global Communications Group, Inc. acquired by the Company on that date. These shares were subsequently reissued to the following persons or entities: Jeff Finley (1,000,000), Keith Finley (1,000,000), Murray Services, Ltd. (1,000,000), Private Equity Investors, Ltd. (1,000,000), Northern Capital Corporation, Ltd. (1,000,000), Azimud, Ltd. (1,000,000), Ayala Financial Holding Limited (918,000), Dahlia Financial Limited (1,080,000), Silver Creek Investments, Ltd. (1,188,000), Wallington Investments, Ltd. (945,000), Maroon Bell Holding, Ltd. (1,100,000), Rover Enterprises, Ltd. (1,100,000), Western Slopes, Ltd. (1,100,000), Brentwood Financial, Ltd. (1,100,000), Vicente Holdings, Ltd. (1,100,000), H. E. Sheikh Faisal Alhegelan (600,000). None of the above described persons or entities are known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock.

(2) Consists of 173,710 shares of Common Stock held directly by Mr. Kline and 3,049,681 shares of Common Stock held by Biomyne North Company on May 15, 1996. Biomyne Technology Company, of which Mr. Kline is a general partner, is the sole shareholder of Biomyne, Inc. Biomyne Inc. is the general partner of Biomyne North Company. Mr. Kline is the president and a director of Biomyne, Inc. Mr. Kline was granted 166,666 shares of Common Stock effective June 18, 1996, which grant was rescinded prior to the issuance of these shares by mutual agreement between Mr. Kline and the Company.

(3) Biomyne North Company, a limited partnership, holds 3,049,681 shares of Common Stock received as part consideration for the transfer of its mining claims to the Company on August 9, 1991.

(4) Consists of 500,000 shares of Common Stock received by Mr. Georgelas on June 18, 1996; 1,000 shares purchased on June 18, 1996 and 100,000 shares purchased on January 31, 1997 and held directly by him; and assumes exercise of presently exercisable warrants to purchase 250,000 shares at $0.79 per share.

(5) Consists of 166,666 shares of Common Stock received by Mr. Shear on June 18, 1996 held directly by him and the right to purchase of 5,711 shares issuable on the exercise of a presently exercisable warrant.

(6) Consists of 50,000 shares granted by the Company on July 19, 1996 and 5,000 of Common Stock purchased by Mr. Button on July 26, 1996 and held by him directly and assumes exercise of a vested stock option to purchase 300,000 shares at $0.32 per share and the exercise of a presently exercisable warrants, granted on July 19, 1996, to purchase 100,000 shares at $2.25 per share, 100,000 shares at $3.00 per share and 100,000 shares at $4.00 per share.

Legal Proceedings

     The Company is not aware of any material proceeding to which any director, officer or 5% shareholder of the Company is a party to the Company or has a material interest adverse to the small business issuer.

                          ITEM 1: ELECTION OF DIRECTORS

     Four directors are to be elected at the Annual Meeting to hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified. Except as herein stated, the proxies solicited hereby will be voted FOR the election of the four nominees listed below, unless otherwise directed. Each nominee elected is expected to serve until the next annual meeting and until his successor shall be duly elected and qualified.

     The Board has been informed that all persons listed below are willing to serve as directors, but in case any one or more of the nominees is unable or unwilling to stand for election or serve if elected, the named proxies will vote for such person or persons as they in their discretion may choose to replace any such nominees. The Board has no reason to believe that any nominees will be unable or unwilling to stand for election or serve if elected.

             THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE
               ELECTION OF THE BELOW LISTED NOMINEES AS DIRECTORS


     The name, age, principal occupation for the last five years, selected biographical information, and period of previous service as a director of the Company with respect to each such nominee are set forth below. The principal occupations listed refer to positions with the Company unless otherwise indicated.

     Name                    Age                    Position
     ----                    ---                    --------

     Theodore J. Georgelas    50       President, Chief Executive Officer and
                                       Chairman of the Board of Directors

     Geoffrey A. Button       48       Vice President, Chief Operating Officer

     Jeff Shear               55       Outside Director

     C. Donald Johnson        49       Outside Director

     All directors hold office until the annual meeting of stockholders of the Company and until their successors have been elected and qualified. Information about each nominee for Director is given below.

     Theodore J. Georgelas became President and Chief Executive Officer effective January 17, 1996, and was elected as Chairman of the Board of Directors of the Company at that time. Mr. Georgelas has been the Manager/Member of various partnerships established as developers of commercial, retail, industrial and residential properties both domestically and internationally for at least the last six years. He serves on the Executive Committee and Board of United Bankshares, Inc. and is Chairman of the Board of one of its subsidiaries, United Bank (Virginia). He is a cofounder of a cellular telephone business in Delaware and a cofounder of DBE Software, Inc., a software company marketing a database utility programming tool.

     Geoffrey A. Button joined Sector's board on July 19, 1996 and was appointed Vice President and

Chief Operating Officer on February 3, 1997. Prior to joining the Company, he was an independent real estate and financing consultant. Prior to 1996, he was executive Director of Wyndham Investments Limited, a property holding company of Allied Domecq Pension Funds. He has also been on the board of Duke Realty Investments Inc. since 1993 and is a member of that board's audit and compensations committees.

     Jeff Shear has been a director of the Company since March 31, 1993. Since 1988 he has been president of Shear Kershman Labs, a consulting company for new products for food and pharmaceutical companies. He was formerly chairman and chief executive officer of Pharmaceutical Delivery Systems, a company that manufactured and marketed pharmaceuticals.

     C. Donald Johnson, an international corporate lawyer by profession, joined Sector's Board of Directors subsequent to the year ending February 28, 1997. He is currently the President of Global Markets, Inc., an international trade and investment company which focuses on the newly emerging markets in South Asia and Eastern Europe. Prior to 1994, he served as a U.S. Congressman representing the 10th District of the State of Georgia. During his congressional tenure, Mr. Johnson's principal areas of interest included budget reform, national security, international trade, and economic and technology policies.

                   ADDITIONAL INFORMATION CONCERNING THE BOARD
                           OF DIRECTORS OF THE COMPANY

     Regular meetings of the Board of Directors of the Company are normally held bi-monthly. During 1997, the Board of Directors held six meetings. A quorum of Directors attended each meeting of the Board of Directors. The full Board of Directors fulfills the functions of an audit and compensation committee. In addition to regularly scheduled meetings, a number of Directors were involved in several informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

Compensation of Directors

     Directors who are not employees of the Company receive a monthly fee of $2,000, and are reimbursed for out-of-pocket expenses incurred in their capacity as members of the Board of Directors. As part of his compensation as director, Mr. Button received warrants, granted on July 19, 1996, to purchase 100,000 shares of common stock at $2.25 per share, 100,000 shares at $3.00 per share and 100,000 shares at $4.00 per share.

Section 16(A) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the year ended February 28, 1997 and were filed in a timely manner with the exception of one 10% shareholder, Joan Brown, who despite being notified of the reporting requirement of Section 16, has failed to file a Form 3.

Executive Officers

     The executive officers of the Company as of July 31, 1997, are as follows:

     Name                      Age    Position
     ----                      ---    --------

  Theodore J. Georgelas        50    Chief Executive Officer and President

  Geoffrey A. Button           48    Vice President and Chief Operating Officer

     See "Election of Directors" for information regarding Theodore Georgelas and Geoffrey Button.

Summary Compensation Table

     The following table sets forth the compensation of the current Chief Executive Officer of the Company in the fiscal year ended February 28, 1997. The table includes compensation paid to Mr. Grabowski, Mr. Silver and Mr. Schultz all of whom also served in such capacity during the fiscal years ended February 29, 1996 and February 28, 1995. No other Executive officers of the Company received cash compensation of salary and bonus of more than $100,000 due such fiscal year as an executive officer.

                           Summary Compensation Table

                               Annual Compensation       Long-term Compensation
                           --------------------------  -------------------------
                                                        Restricted
                                                           Stock
 Name                       Year     Salary     Bonus    Awards (#)  Options (#)
 ----                       ----     ------     -----    ----------  -----------
Theodore Georgelas (1)      1997   $120,000   $82,500    500,000           0
President and CEO
Armin Grabowski (2)         1996    14,000       0          0              0
Former President and CEO
Douglas Silver (3)          1996    124,000      0          0              0
Former President and CEO
Trevor Schultz (4)          1996    130,150      0          0              0
Former President and CEO

-----------

(1) On January 17, 1996, Mr. Theodore J. Georgelas was appointed Chairman of the Board of Directors and President and CEO of the Company. Mr. Georgelas' annual base salary is $120,000. On June 17, 1996, upon the purchase of 100% of the outstanding capital stock of Global Communications Group, Inc. and completion of the reverse stock split, the Company issued to Mr. Georgelas, in connection with his employment agreement, 500,000 fully vested shares of post split Company common stock. None of the above shares of Company Common Stock have been registered by the Company, however, the shares do hold piggyback registration rights. Additionally, Mr. Georgelas received a bonus in the form of warrants to purchase 250,000 shares of the Company's common stock at $0.79 per share. The market value per share on the date of grant was $1.12 yielding a net bonus of $82,500. The warrant expires July 18, 1999.

(2) Mr. Armin Grabowski, who was appointed Chairman of the Board of Directors, President and CEO of the Company on November 22, 1995 resigned from the Board of Directors as well as all of his positions in the Company effective January 1, 1996 because of increased commitments in Germany.

(3) Mr. Silver's employment with the Company began on June 1, 1995. At that time he was appointed President and Chief Executive Officer, and elected to the Board of Directors of the Company. In connection with the appointment of Mr. Grabowski, Mr. Silver stepped down as the Company's Chief Executive Officer and as a director but remained President. Mr. Silver resigned as President on December 1, 1995. In connection with Mr. Silver's resignation, the Company entered into a Severance Agreement with him and he received payment of $50,000 in full satisfaction of any potential severance obligations the Company had under his Employment Agreement. This amount is included in the above summary compensation table. The unvested portion of Mr. Silver's outstanding stock option was canceled upon his resignation, and the vested portion expired, unexercised on February 29, 1996.

(4) Mr. Schultz's employment with the Company began in December of 1993. He was appointed as President and Chief Executive Officer, and elected to the Board of Directors on January 5, 1994. On May 1, 1995, Mr. Trevor Schultz resigned as President, Chief Executive Officer and as a Director of the Company for personal reasons. Concurrent with Mr. Schultz's resignation, the Company entered into a Consulting Agreement with him which provided for, among other things, a severance payment of $104,720 on May 1, 1995, which amount is included in the above summary compensation table, and for monthly payments of $6,000 during the consulting period. Mr. Schultz was paid monthly payments totaling $18,000 during the year ended February 29, 1996. The Consulting Agreement also provided that all stock options granted to Mr. Schultz which were not exercised on May 1, 1995 become fully exercisable and that the Company register on a Form S-8 registration statement the common stock issuable on the exercise of unexercised options held by Mr. Schultz. Mr. Schultz purchased 300,000 shares through the exercise of his stock options during the year ended February 29, 1996. The Consulting Agreement terminated when Mr. Schultz obtained full time employment.

     The Company and Mr. Georgelas have entered into an Employment Agreement which is effective until January 1998. Mr. Georgelas is compensated at a rate of $120,000 per year, effective January 15, 1996, subject to annual review by the Board of Directors and annual bonuses at the discretion of the Board of Directors. The amount of any increases to base salary and bonuses granted by the Board of Directors is based upon a review of Mr. Georgelas' overall performance.

     The Company does not have any contingent forms of remuneration, including any pension, retirement, stock appreciation, cash or stock bonus, or other compensation plan.

                              CERTAIN TRANSACTIONS

     As of the date of the acquisition of Sector AG, Murray Services, Ltd. ("Murray") beneficially owned 1,000,000 shares of the Company's common stock, representing less than a 5% interest in the Company. These shares were being held at that time for Murray by Telecom Partners Ltd. ("Telecom") and were received by Telecom in connection with the Company's acquisition of Global. Mr. Hugo Wyss, a director of both Sector AG and Histech, is also a director of Murray.

     On February 18, 1997, the Company entered into an agreement (the "Peacetime Agreement") with Peacetime Communications, Ltd. ("Peacetime"); Emerald Capital, Inc. ("Emerald"); and Wallington Investment, Ltd. ("Wallington"), whereby the Company canceled obligations to Peacetime, Emerald and Wallington in the aggregate amount of approximately $4,080,000 and obtained additional financing in the amount of $1,000,000 (or less, at the Company's discretion) through the sale of 25% of its ownership in

Histech; all of the Company's interests in DBE Software, Inc. ("DBE"); and 1,000,000 shares of the Company's common stock. Under this Agreement, Wallington received 134 shares of Histech common stock (representing 1% of the total number of outstanding shares of Histech) and 500,000 shares of the Company's common stock. Wallington previously held 945,000 shares of the Company's common stock.

     The Company currently subleases 49% of its leased office space to DBE at the face rate of the lease apportioned by square footage (approximately $9,100 per month). The Chairman and CEO of the Company owns 38,700 shares of DBE common stock purchased in October 1993 prior to the Company's investment of $1.1M in DBE.

     On August 23, 1996, Sector AG acquired 54.45% of the capital stock of Histech from two Histech shareholders, Joan Brown and Aledo Services, Ltd. ("Aledo"), and 100% of the stock of Mountain from Simon Brown, the sole shareholder of Mountain, in exchange for 9,846,154 shares and 1,712,375 shares of the Company's common stock, respectively. The Company also purchased 3,428 shares of previously unissued Histech shares representing a 25.55% interest for $1,200,000. Hugo Wyss, a director of Sector AG and the Chairman of the Board of Directors of Histech, is also a director of Aledo.



              ITEM 2: INCREASE IN AUTHORIZED SECTOR COMMUNICATIONS
                                  COMMON STOCK

     At the Annual Meeting, shareholders will vote upon the proposal to amend the Sector Communications, Inc. (the "Company") Certificate of Incorporation to authorize the issuance of up to 60,000,000 shares of the Company's Common Stock. The Company's Certificate of Incorporation presently authorizes the issuance of up to 50,000,000 shares of the Company's Common Stock. At the close of business on August 1, 1997, there were 45,998,066 shares issued, outstanding, and entitled to vote, and an aggregate 5,405,680 shares of the Company's Common Stock reserved for issuance pursuant to outstanding options and warrants which are not entitled to vote at the Annual Meeting.

     The Board of Directors of the Company has proposed that the Fourth Article of the Company's Certificate of Incorporation be amended to increase the number of shares of Sector Communications, Inc. Common Stock which the Company is authorized to issue from 50,000,000 to 60,000,000 shares. If approved by the shareholders, such additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to the Company's Bylaws and Nevada law) in connection with possible mergers and acquisitions, in connection with employee benefit plans, and for other corporate purposes, such as the issuance of shares as part of a plan relative to improving the Company's capital structure, without the significant time delay and expenses incident to the holding of a special meeting of shareholders to consider any specific issuance.

     The Company presently has no specific plans, agreements, or understandings with respect to the issuance of any shares of Sector Communications Common Stock except as contemplated in connection with the Company's employee and directors' stock options. However, the Company has in the past and continues on an ongoing basis to review acquisition candidates and to have preliminary discussions in this regard.

     The Sector Communications Common Stock for which authorization is sought would become part of the existing class of the Company's Common Stock. The new shares, when issued, would have the same rights and privileges as the shares of the Company's Common Stock presently outstanding. No shareholder of Sector Communications has any preemptive right to subscribe for or purchase any of the shares of the Company's Common Stock proposed to be authorized, and, once authorized, such shares would be available for issuance at such time and on such terms as the Board of Directors may consider appropriate.

Nevada's Anti-Takeover Law

     Sections 78.411 to 78.444 (the "Anti-Takeover Law") of the Nevada Corporation, Partnership and Association Law (the "Nevada Law") prevents certain Nevada corporations, including those whose securities are listed on the NASDAQ Stock Market, from engaging, under certain circumstances, in a "combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested shareholder" (a shareholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such shareholder became an "interested shareholder." A Nevada corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders amendment approved by at least a majority of the outstanding voting shares. Sector Communications, Inc. has not "opted out" of the provisions of the Anti-Takeover Law.

Potential Disadvantages to Shareholders of an Increase in the Number of Shares Authorized for Issuance

     If the increase in the authorized shares of Sector Communications, Inc. Common Stock and Preferred Stock is approved, management will have authority to issue the shares to effect transactions that shareholders might not approve if they were given the opportunity to vote on the transactions. Under certain circumstances, there will be a potential for dilution to existing shareholders upon the issuance of common shares or preferred stock. The authorized but unissued shares of Sector Communications, Inc. Common Stock could be used by incumbent management to make more difficult a change in control of Sector Communications. Under certain circumstances, such shares could be used to frustrate persons seeking to effect a takeover or change in control of Sector Communications or to effect a merger, sale of all or any part of Sector Communications' assets or a similar transaction, since the issuance of shares could be used to dilute the stock ownership of shares of the Company's voting stock held by such person. Although the Board of Directors has a fiduciary duty to act in the best interests of the Company's shareholders at all times, the ability of the Board to issue additional shares of Sector Communications, Inc. Common Stock could prevent the proposal of transactions which some shareholders might consider to be in their best interest.

     To effect the increase in authorized Sector Communications, Inc. Common Stock, the Fourth Article of the Company's Certificate of Incorporation would be amended to read as follows:

     "FOURTH: This corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that the corporation is authorized to issue is 60,000,000 shares, par value $0.001 per share. The total number of shares of Preferred Stock that this corporation is authorized to issue is 5,000,000 shares, par value $0.001 per share."

     The affirmative vote of the holders of a majority of the shares of Sector Communications Common Stock outstanding and entitled to vote at the Company's Annual Meeting is required to approve the amendment to the Company's Certificate of Incorporation.

     THE  BOARD  OF  DIRECTORS  OF  SECTOR   COMMUNICATIONS,   INC.  UNANIMOUSLY
RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE SECTOR COMMUNICATIONS CERTIFICATE OF INCORPORATION.


                   ITEM 3: APPROVAL OF INDEPENDENT ACCOUNTANTS

     Action will be taken with respect to the approval of independent accountants for the Company for the year 1997. The Audit Committee and Board of Directors have, subject to such approval, selected Merdinger, Fruchter, Rosen & Corso, P.C. ("MFR&C") of New York, New York to serve in this capacity. MFR&C will

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


serve as the Company's principal accountant to audit the Company's financial statements.

     Representatives of MFR&C are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Change in Accountants

     Pursuant to a letter dated December 9, 1996, the Company informed Stark Tinter & Associates ("Stark Tinter") that it would no longer engage Stark Tinter as the independent auditors to audit the Company's financial statements. The Board of Directors unanimously approved the engagement of Merdinger, Fruchter, Rosen and Corso, P.C. as the Company's independent auditors.

     No disagreements between the Company and Stark Tinter regarding any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure occurred in connection with the audits of the years ending February 28, 1995 and 1996, or during the period from February 28, 1996 to December 9, 1996.

     The reports of Stark Tinter on the Company's financial statements for the years ended February 28, 1996 and 1995 were unqualified.

     Merdinger, Fruchter, Rosen and Corso, P.C. has been the independent auditors for Global Communications Group, Inc., a company acquired by the Company in June 1996, for the years ended December 31, 1995 and 1994.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL
             TO APPROVE THE ENGAGEMENT OF MERDINGER, FRUCHTER, ROSEN
           AND CORSO, P. C. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.
                           AVAILABILITY OF FORM 10-KSB


     The Company has mailed a copy of its Annual Report to each stockholder entitled to vote at this meeting. Copies of the Company's Form 10-KSB for the year ended February 28, 1997 and Form 10-QSB for the three months ended May 31, 1997 are available, upon request, at no charge to all stockholders upon request to the Company and will also be available at the Annual Meeting.


                         STOCKHOLDER PROPOSALS FOR 1998

     Proposals of security holders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company by not later than April 20, 1998.


                                  OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company and will consist primarily of printing, postage and handling, including the expenses of brokerage houses, custodians, nominees, and fiduciaries in forwarding documents to beneficial owners. Solicitation also may be made by the Company's officers, Directors, or employees, personally or by telephone.





                                          By Order of the Board of Directors




                                          Jeff Shear
                                          Secretary



McLean, Virginia
August XX, 1997

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